Exhibit 5.1

manatt

manatt | phelps | phillips

November 28, 2005	Client-Matter: 14988-035

United PanAm Financial Corp.

3990 Westerly Place, Suite 200

Newport Beach, CA 92660

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to United PanAm Financial Corp., a California corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-128188) (the “Registration Statement”), registering for sale under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of the Company’s common stock (the “Shares”), to be sold by Pan American Financial, L.P., a shareholder of the Company (the “Selling Shareholder”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters addressed in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing, we are of the opinion that the Shares being registered in accordance with the terms of the Registration Statement are duly authorized, validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

This opinion is limited to the current laws of the State of California, to present judicial interpretations thereof and to facts as they presently exist, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention which may alter, affect or modify the opinion set forth herein. This opinion is

695 Town Center Drive, 14th Floor, Costa Mesa, California 92626  Telephone: 714.371.2500 Fax: 714.371.2550

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manatt

manatt | phelps | phillips

United PanAm Financial Corp.

November 28, 2005

expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP